Exhibit 99.1

Investor Contact:
Kenneth W. Freeman
Executive Chairman
(978) 570-6900
ken.freeman@accellent.com

Stewart A. Fisher Joins KRG Capital Partners, LLC
Alan Bortnick, Vice President — Finance to Lead Accellent’s Financial Function

Wilmington, MA (June 5, 2007) — Accellent Inc., a leading provider of outsourced precision manufacturing and engineering services to the medical device industry, announced today that Stewart A. Fisher is leaving the company to join KRG Capital Partners, LLC, effective June 15, 2007.

A comprehensive external and internal search will be conducted to identify Accellent’s next Chief Financial Officer.

Alan Bortnick, Vice President of Finance, will assume Mr. Fisher’s previous responsibilities with the exception of information technology during the interim period.  He will report to Kenneth W. Freeman, Executive Chairman of Accellent.  Mr. Bortnick joined Accellent in 2004.

Tim Mathews, Corporate Controller, is appointed Chief Accounting Officer of Accellent.

 “Accellent is poised to take advantage of its leadership position and capabilities to accelerate profitable growth,” said Kenneth W. Freeman, Executive Chairman.  “We appreciate Stew’s efforts in support of the company during the past six years.”

About Accellent

Accellent Inc. provides fully integrated, outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets.  Accellent has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management.  These capabilities enhance customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently.  For more information please visit www.accellent.com.